Exhibit J

BBAC, LLC

3060 Peachtree Road NW, Suite 1410

Atlanta, Georgia 30305

(404) 495-7400

December 6, 2006

Secretary

Back Yard Burgers, Inc.

1657 North Shelby Oaks Drive

Suite 105

Memphis, Tennessee 38134

RE:	Notice of Director Nominations to the Board of Directors of Back Yard Burgers, Inc.

This notice of director nominations is submitted by BBAC, LLC, a Delaware limited liability company (“BBAC”), in conformity with Article II, Section 14 of the Amended and Restated Bylaws of Back Yard Burgers, Inc. (the “Company”), as amended. BBAC legally and beneficially owns 435,404 shares of the Company’s common stock representing approximately 8.81% of the Company’s outstanding common stock (the “Shares”). BBAC has been a stockholder of the Company since September 2005. For additional information regarding the Shares held by BBAC, please refer to the Schedule 13D filed by BBAC on June 5, 2006, and the amendments thereto (the “Schedule 13D”) relating to BBAC’s ownership of the Company’s common stock. As more fully described in the Schedule 13D, BBAC shares beneficial ownership of the Shares with Cherokee Advisors, LCC, a Georgia limited liability company (“Cherokee”), and Reid M. Zeising, Chairman of the Board of Managers of BBAC and Managing Member of Cherokee. The business address for BBAC, Cherokee and Mr. Zeising is 3060 Peachtree Road, Suite 1410, Atlanta, Georgia 30305.

BBAC, as the Company’s largest outside stockholder with approximately 8.81% of the Company’s outstanding common stock, hereby nominates the following persons as nominees for election to the seats of the directors whose terms will expire at the Company’s 2007 annual meeting of stockholders. Signed consents of each nominee to being named as a nominee for a director in a proxy statement and to serve as a director if elected at the Company’s 2007 annual meeting of stockholders are attached to this notice.

NOMINEES TO BE ELECTED TO FILL THE DIRECTOR POSITIONS WHICH ARE EXPIRING AT THE COMPANY’S 2007 ANNUAL MEETING OF STOCKHOLDERS

C. Stephen Lynn, born July 27, 1947, is the majority owner and Chairman of Cummings Incorporated. Mr. Lynn has held his position with Cummings Incorporated since 1999. Prior to joining Cummings Incorporated, Mr. Lynn served as Chairman and Chief Executive Officer of Shoney’s, Inc. from 1995 through 1998. Prior to joining Shoney’s, he served as the Chairman and Chief Executive Officer of Sonic Corporation for 12 years, where he helped build the nation’s largest chain of drive-in restaurants with approximately $2 billion in system-wide sales. Mr. Lynn received his BS in Industrial Engineering from Tennessee Technological University,

Cookeville, Tennessee and his MBA from the University of Louisville, Louisville, Kentucky, where he graduated cum laude. Mr. Lynn’s mailing address is 3060 Peachtree Road, N.W., Suite 1410, Atlanta, Georgia 30305.

Reid M. Zeising, born September 5, 1966, has over 17 years of equity trading, investment banking, venture capital, and brokerage experience. Mr. Zeising currently serves as Managing Partner with Bluebird Advisors, LLC, and Cherokee Advisors, LLC, investment managers and consultants. Mr. Zeising has served in such positions since he founded Bluebird Advisors, LLC in 2001 and Cherokee Advisors, LLC in 2005. He has also served as Managing Partner of Institutional Advisors LLC, a merchant banking firm, since January 2000. Prior to that, he served as First Vice President with The Robinson-Humphrey Company (RHC) from 1992 to 1999. Mr. Zeising holds a BA in International Economics – Far East from The University of Michigan, Ann Arbor, Michigan. Mr. Zeising’s mailing address is 3060 Peachtree Road, N.W., Suite 1410, Atlanta, Georgia 30305.

Sincerely,

/s/ Reid M. Zeising
Reid M. Zeising
Chairman

Nominee Consent

The undersigned hereby consents to being named as a nominee for director in a proxy statement and to serve as a director if elected at Back Yard Burgers, Inc.’s 2007 annual meeting of stockholders.

/s/ C. Stephen Lynn
C. Stephen Lynn

Nominee Consent

The undersigned hereby consents to being named as a nominee for director in a proxy statement and to serve as a director if elected at Back Yard Burgers, Inc.’s 2007 annual meeting of stockholders.

/s/ Reid M. Zeising
Reid M. Zeising